Exhibit 10.2

SAEXPLORATION HOLDINGS, INC. 2013 LONG-TERM INCENTIVE PLAN
NOTICE OF STOCK OPTION AWARD
You have been granted an option (the “Option”) to purchase shares of the Common Stock, $0.0001 par value per share (the “Option Shares”), of SAExploration Holdings, Inc., a Delaware corporation (the “Company”), pursuant to the SAExploration Holdings, Inc. 2013 Long-Term Incentive Plan (the “Plan”), on the following terms:

Name of Recipient:	[_____________]
Total Number of Option Shares:	[_____________]
Type of Option:	[_____________]
Exercise Price per Share:	$[____________]
Date of Grant:	[_____________]
Vesting Schedule:	[_____________]
Expiration Date:	10 years The Option expires earlier if your Service terminates prior to the Expiration Date, as described in the attached Stock Option Award Agreement.

You and the Company agree that the Option is granted under and governed by the terms and conditions of the Plan and the Stock Option Award Agreement attached hereto and made a part of this document (collectively with this Notice of Stock Option Award, the “Agreement”).

You further agree that the Company may deliver by email all documents relating to the Plan or the Option (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to the holders of its securities (including annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by or on behalf of the Company. If the Company posts these documents on a website, it will notify you by email.

RECIPIENT'S SIGNATURE: _________________________________________ CONSENT OF RECIPIENT'S SPOUSE (IF REQUIRED): _________________________________________	SAEXPLORATION HOLDINGS, INC. By:____________________________________ Name:__________________________________ Title:___________________________________

SAEXPLORATION HOLDINGS, INC. 2013 LONG-TERM INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT

Type of Option:
The Option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code, or a nonstatutory stock option under Section 83 of the Internal Revenue Code, in either case, as provided in the foregoing Notice of Stock Option Award.

Vesting:
The Option becomes exercisable in installments, as shown in the Notice of Stock Option Award. In addition, the Option vests and becomes exercisable in full if either (i) your “Service” (as defined in the Plan) to the Company (or to the affiliate of the Company for which you work) terminates because of your total and permanent disability or death, (ii) you are subject to an “Involuntary Termination,” including any one that occurs within 12 months after a Change in Control, or (iii) you terminate your employment because it meets the definition of a “Termination for Good Reason.”

“Total and permanent disability” means that you are either (a) unable, due to illness, disease, mental or physical disability, or similar cause, to fulfill your obligations as an employee of the Company (or of the affiliate of the Company for which you work) either for three consecutive calendar months or for a cumulative period of six months out of 12 consecutive calendar months, or (b) declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing your affairs.

“Involuntary Termination” means your involuntary discharge by the Company (or by the affiliate of the Company for which you work) for reasons other than Cause. For purposes of this Agreement, Cause” means you do any of the following: (a) breach any material provision of any agreement between you and the Company (or between you and the affiliate of the Company for which you work) and the Company (or the affiliate of the Company for which you work) has given you written notice of the breach and you have not corrected the breach within 30 days from the date of such notice; (b) knowingly and intentionally misappropriate funds or property of the Company or its affiliates; (c) engage in conduct, such as fraud, dishonesty, or conviction (or a judicial finding of evidence sufficient to convict) of any felony, even if not in connection with your performance of duties for the Company (or its affiliate), that might reasonably be expected to result in any effect materially adverse to the interests of the Company or any of its affiliates; (d) fail to fulfill and perform the duties assigned to you in accordance with the terms of your Service after the Company (or its affiliate) has given you notice of the failure and you have not corrected the failure within 15 days of the date of such notice; or (e) fail to comply with corporate policies of the Company or any of its affiliates that are promulgated from time to time by the Company, provided that the Company is not being unreasonably arbitrary in its enforcement of corporate policies.

“Termination for Good Reason” means you have provided written notice to the Company of Company (or the affiliate of the Company for which you work) conduct warranting termination of your employment under your employment agreement for “Good Reason” and you provided the Company a period of not less than thirty (30) days to cure the following conduct: (i) a material diminution in the nature and scope of your authorities or duties, including but not limited to a change in your reporting relationship, a required move of more than 50 miles, a reduction in pay or removal from the Company’s Board of Directors; or (ii) a material breach by the Company (or the affiliate of the Company for which you work) of any written employment agreement between you and the Company (or between you and the affiliate of the Company for which you work).

No Option Shares will vest after your Service terminates, except as expressly provided in the Plan or in this Agreement.
Term:	The Option expires at 5:00 p.m., Central Time, on the Expiration Date shown in the Notice of Stock Option Award. (It may expire earlier if your Service terminates, as described in this Agreement.)
Termination of Service:
If your Service terminates prior to the Expiration Date for any reason except death or total and permanent disability or retirement at or after age 65, then the Option will expire at 5:00 p.m., Central Time, on the date that is three months after your termination date. The Company determines when your Service terminates for this purpose.

Death:
If you die before your Service terminates, then the Option will expire at 5:00 p.m., Central Time, on the earlier to occur of (i) the date 12 months after the date of death, or (ii) the Expiration Date.

Disability:
If your Service terminates because of your total and permanent disability, then the Option will expire at 5:00 p.m., Central Time, on the earlier to occur of (i) the date 12 months after your termination date, or (ii) the Expiration Date.

Risk of Clawback:
If the Option or shares of Common Stock received upon exercise of the Option are subject to recovery under any law, government regulation or stock exchange listing requirement, your Option or such shares will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or pursuant to any policy adopted by the Company pursuant to any such law, government regulation, or stock exchange listing requirement).

Leaves of Absence and Part-Time Work:
For purposes of the Option, your Service does not terminate when you go on a military leave, a sick leave or any other bona fide leave of absence, if the leave was approved by the Company in writing or required by law, and if continued crediting of Service is required by the terms of the approved leave or by applicable law. However, your Service terminates when the approved leave ends, unless you immediately return to active Service.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Award may be adjusted in accordance with the Company's leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Award may be adjusted in accordance with the Company's part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise:	The Company will not permit exercise of the Option if the issuance of Shares at that time would violate any law or regulation.
Notice of Exercise:
When you wish to exercise the Option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase. Your notice must also specify how your Shares should be registered. The notice will be effective when the Company receives it. You may obtain the form of notice of exercise by contacting Human Resources.

For ISOs and non-transferable NSOs use the following:
If another person wants to exercise the Option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

Form of Payment:
When you submit your Notice of Exercise, you must include payment of the Exercise Price specified in the Notice of Stock Option Award for the Option Shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

By delivering to the Company your personal check, a cashier's check or a money order.

By delivering to the Company certificates for Shares of Company stock that you own, along with any forms needed to effect a transfer of those Shares to the Company. The value of the Option Shares, determined as of the effective date of the Option exercise, will be applied to the Option Exercise Price. Instead of surrendering Shares of Company stock, you may attest to the ownership of those Shares on a form provided by the Company and have the same number of Shares subtracted from the Option Shares issued to you.

By giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option Shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the Option Exercise Price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

Taxes:
You understand that you (and not the Company) are responsible for your own federal, state, local, or foreign tax liability with respect to the Option Shares, as well as for any other tax consequences that you may have as a result of the transactions contemplated by this Agreement. You must rely solely on the determinations of your own tax advisors, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

You will not be allowed to exercise the Option unless you have made an acceptable arrangement to pay any withholding taxes that may be due as a result of such exercise. Subject to the Company's consent, such an arrangement may include (i) you making a cash payment to the Company of an amount equal to the withholding taxes, (ii) the Company withholding an amount equal to the withholding taxes from other cash compensation payable to you by the Company, (iii) the Company withholding shares of the Company’s Common Stock that otherwise would have been issued to you when you exercise the Option in an amount having a value equal to the withholding taxes, or (iv) you surrendering shares of the Company’s Common Stock that you previously acquired.

Restrictions on Resale:
You agree not to sell any shares of Common Stock received upon exercise of the Option at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit such sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option:
Prior to your death, only you may exercise the Option. You cannot transfer or assign the Option. For instance, you may not sell the Option or use it as security for a loan. If you attempt to do any of these things, the Option will immediately become invalid. You may, however, dispose of the Option in your will [or in any beneficiary designation].

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse's interest in your option in any other way.

No Right to Remain in Service:
Your right, if any, to continue in the Service of the Company or any of its affiliates is not enlarged or otherwise affected by your designation as a participant under the Plan or the grant of the Option Shares hereunder.

Stockholder Rights:
You have no rights as a stockholder of the Company with respect to the Option Shares until you have exercised the Option by giving the required Notice of Exercise to the Company and paying the Exercise Price. No adjustments are made for dividends or other rights if the applicable record date occurs before the Option is exercised, except as described in the Plan.

Adjustments:
In the event of a stock split, a stock dividend, a combination or consolidation, a similar change in the Company’s Common Stock (by reclassification or otherwise), an extraordinary dividend payable in a form other than the Company’s Common Stock, or a similar occurrence, the number of Shares covered by the Option and the Exercise Price per share will be adjusted as provided in the Plan.

Effect of Dissolution or Reorganization:
If the Company is dissolved or liquidated, to the extent not previously exercised or settled, the Option will terminate immediately before the dissolution or liquidation of the Company.
If the Company is a party to a merger, consolidation or sale of 50% or more of the Company’s stock or assets, each outstanding Option will be subject to the agreement of merger or consolidation which will provide for treatment of the Option in accordance with the Plan.

The Plan and Other Agreements:
The award of the Option Shares is subject to all applicable provisions of the Plan, and the Plan is hereby incorporated in this Agreement. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option Shares. Any prior agreements, commitments, or negotiations concerning the award of the Option Shares are superseded. This Agreement may be amended only by another written agreement between you and the Company.

Spousal Consent:
If you are married, your spouse must also execute the Notice of Stock Option Award that serves as the cover page of this Agreement. In doing so, your spouse acknowledges that he or she is fully aware of, understands, and fully consents and agrees to, the provisions of this Agreement and the Agreement’s binding effect, and your spouse hereby acknowledges, stipulates, confesses, and agrees that the unvested Option Shares owned by you as of the date of this Agreement are either (i) your separate property, or (ii) community property subject to your sole management and control.

By signing the Notice of Stock Option Award attached as the cover page to this Agreement, you agree to all of the terms and conditions described above and in the Plan.